Exhibit 99.3
Consent to be Named as a Director
In connection with the filing by Ascendant Digital Acquisition Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Ascendant Digital Acquisition Corp. following the consummation of the business combination, which will be renamed Beacon Street Group, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.
Dated: March [ ● ], 2021

By:	/s/ Michael Palmer
Signature Name: Michael Palmer